FORM 3                  U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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

1.Name and Address of Reporting Person*   2. Date of Event             4.Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)
C. Keith Wilkerson, II                          01/2001                 Ameri-First Financial Group, Inc. "AMFS"

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


  3.IRS or Social Security    5.Relationship of Reporting      6.If Amendment,                 7.Individual or
    Number of Reporting         Person to Issuer                 Date of Original                Joint Group Filing
    Person (Voluntary)          (Check all applicable)           (Month/Day/Year)               (Check applicable line)
                                                                   x    Director                X    Form filed by one
    ###-##-####                                                  -----                        -----  reporting person
                                                                        10% Owner
                                                                 -----
                                                                   x   Officer (give Other           Form filed by morethan
                                                                 -----         title below)   -----  one reporting person

                                                                  (Specify below)

                                                                  Vice President & Director
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(Street)

6060 N. Central Expressway
Suite 560 #7
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(City) Dallas     (State)  Table I - Non-Derivative Securities Beneficially Owned
(Zip)
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


1. Title of Security       2.Amount of Securities      3. Ownership Form:               4. Nature of Indirect
   (Instr. 4)                Beneficially Owned           Direct (D) or Indirect (I)       Beneficial Ownership
                             (Instr. 4)                   (Instr. 5)                      (Instr. 5)
-------------------------- --------------------------- -------------------------------- --------------------------------------------

                                                                                        Owned by Covenant Financial Corporation, of
Common Stock                      80,000                        I                       which Mr. Wilkerson serves as Vice President
                                                                                        and Director
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v). (Over)

FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities) ----

-------------------------------- ----------------------- ----------------------------------- ------------------- -------------- ----

1.Title of Derivative    2.Date Exercisable and   3.Title and Amount of Securities  4. Conversion or    5.Ownership    6. Nature of
  Security (Instr. 4)      Expiration Date          Underlying Derivative Security     exercise Price    Form of         Indirect
                           (Month/Day/Year)         (Instr. 4)                         of Derivative     Derivative      Beneficial
                                                                                       Security          Security:       Ownership
                                                                                                         Direct (D) or   (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
----------------------- -------------- -------------- -------------------------- ----------- -----------------------------

                                                                          Amount or
                        Date           Expiration        Title            Number of
                        Exercisable    Date                               Shares
----------------------- -------------- -------------- ------------------- --------------- ------------------- ----------------------

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

Explanation of Responses:


                                                /s/ Charles Wilkerson II
                                                ------------------------------
                                               **Signature of Reporting Person

Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).